Exhibit 4.1

September 30, 2010

Ms. Victoria Douyon

Vice President

Deutsche Bank National Trust Company

222 South Riverside Plaza, 25th Floor

Chicago, IL 60606

Attention: Corporate Trust Administration

Fax: 312.537.1009

Subject:	Hawker Beechcraft Acquisition Company LLC Senior PIK Election Note dated March 26, 2007

Dear Ms. Douyon,

Pursuant to clause I of the Subject Note, we hereby notify you of our election to pay cash interest for the entire amount of interest due for the interest period beginning October 1, 2010.

Sincerely,

/s/ Halet A. Murphy

Halet A. Murphy

Vice President and Treasurer

Hawker Beechcraft Acquisition Company LLC

10511 E. Central

Wichita, KS 67206